UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WATCHGUARD TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Filed by WatchGuard Technologies, Inc. pursuant to Rule 14a-6(b) of the Securities Exchange Act of 1934

Subject Company: WatchGuard Technologies, Inc.

Commission File No.: 000-26819

On September 1, 2006, WatchGuard Technologies, Inc. issued the following press release:

WatchGuard contacts:
Jeff Wenker	Megan Grenter
WatchGuard Technologies, Inc.	LEWIS PR for WatchGuard
206-613-6646	202-349-3775
jeff.wenker@watchguard.com	watchguard@lewispr.com

WatchGuard Files Definitive Proxy, Sets Date of Special Stockholder Meeting and Announces Early

Termination of HSR Waiting Period

Seattle, WA – September 1, 2006- WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of Unified Threat Management (UTM) solutions, announced that today it has filed a definitive proxy statement related to the proposed acquisition of WatchGuard with the Securities and Exchange Commission (SEC). WatchGuard will hold a special meeting of stockholders to vote on the proposed transaction at 10:00 a.m. local time on October 4, 2006, at WatchGuard’s corporate headquarters in Seattle, Washington. Stockholders of WatchGuard at the close of business on August 7, 2006, the record date, will be entitled to vote on the transaction.

WatchGuard further announced it has received notification from the Federal Trade Commission of early termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 (HSR), as amended, relating to the proposed acquisition described in the definitive proxy statement. Completion of the HSR review satisfies a regulatory review condition to closing the transaction. The closing of the transaction remains subject to approval by holders of a majority of WatchGuard’s outstanding common stock and other customary closing conditions.

Additional Information About the Proposed Transaction and Where to Find It.

As previously mentioned, in connection with the proposed transaction, WatchGuard filed a definitive proxy statement with the SEC. Investors and security holders are advised to read the definitive proxy statement and any other relevant documents filed with the SEC because they contain important information about the proposed transaction and WatchGuard. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by WatchGuard from the SEC Web site at www.sec.gov.

WatchGuard’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WatchGuard in connection with the proposed transaction. A description of certain of the interests of directors and executive officers of WatchGuard is set forth in the definitive proxy statement. Investors and security holders may obtain additional information regarding the interest of such participants by reading the definitive proxy statement.

About WatchGuard

WatchGuard provides network security. The company’s Firebox X family of upgradeable appliances delivers the performance, functionality and security strength to meet the needs of organizations of any size. WatchGuard’s Intelligent Layered Security protects against emerging threats and provides the platform to integrate additional services offered by the company. All WatchGuard products include a LiveSecurity Service subscription for vulnerability alerts, software updates, expert security instruction, as well as individualized and self-help customer care. WatchGuard is headquartered in Seattle, Washington, with offices throughout Europe and Asia. For more information, please visit www.watchguard.com.

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WatchGuard, LiveSecurity and Firebox are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.